EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2007, by and between Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”), and Joseph Mangiapane, Jr. (“Mangiapane”).

W I T N E S S E T H:

WHEREAS, the officers, managers and/or directors of Rubicon are of the opinion that Mangiapane has education, experience and/or expertise which is of value to Rubicon and its owners, and

WHEREAS, Rubicon and Mangiapane desire to enter into this Employment Agreement, pursuant to which Mangiapane shall be employed by Rubicon, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Rubicon and Mangiapane agree as follows:

1.	EMPLOYMENT. Rubicon hereby agrees to employ Mangiapane and Mangiapane hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term: The Term of this Agreement shall commence on January 1, 2007 and expire on December 31, 2010, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2	Renewal Term(s): This Agreement shall automatically be extended for additional two (2) year renewal terms unless earlier terminated in accordance with the provisions of Section 6 below.

3.	COMPENSATION.

3.1

Salary: Rubicon shall pay Mangiapane a base annual salary of Nine Thousand Dollars ($9,000) per month, payable in accordance with Rubicon’s normal policies but in no event less often than semi-monthly (the “Salary”). Effective January 1st for each successive year this Agreement is in effect, compensation shall be adjusted by the Board of Directors of Rubicon; provided, however, that the adjustment shall be the greater of a) if Rubicon is public, CEO base salary equivalent to the eighty-fifth (85th) percentile for public companies (listed on Nasdaq, Amex or NYSE for year

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ending the prior December 31 or later) in similar or like industries or of comparable revenue size and/or EBITDA for companies in lieu of comparable industry benchmarks or b) ten percent (10%) increase of the Salary. The Board of Directors shall have the right to increase the Salary more often than annually at its sole discretion.

3.2

Incentive Compensation: Rubicon shall also pay to Mangiapane incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference. Incentive Compensation shall be paid not less frequently than annually, and prorated as applicable.

3.3

Stock Options: Rubicon shall grant to Mangiapane, as a signing bonus, Stock Option Certificates to purchase 500,000 common shares of Rubicon at an exercise price of $1.00 per share. The certificates shall be valid for five (5) years from the date of grant. The Certificates shall vest immediately upon the start of employment.

3.4	Stock Option Plan/Stock Purchase Plan: Mangiapane shall be eligible to participate in Company’s Stock Option Plan and Stock Purchase Plan during the term of employment.

4.	EMPLOYEE BENEFITS.

4.1

General Benefits: Mangiapane shall be entitled to receive or participate in all benefit plans and programs of Rubicon currently existing or hereafter made available to executives or senior management of Rubicon, including but not limited to, dental and medical insurance, including coverage for dependents of Mangiapane, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2

Life Insurance: Rubicon shall pay for and maintain Life Insurance for the Term of this Agreement, including any Renewal Term(s), in the face amount of One Million ($1,000,000) Dollars, insuring the life of Mangiapane The proceeds of such insurance shall be payable to Mangiapane’s estate.

4.3

Disability Insurance: Rubicon shall pay for and maintain Disability Insurance for the Term of this Agreement, including any Renewal Term(s), sufficient to pay Mangiapane an amount equal to at least 75% of his base salary for the period of incapacity.

4.4	Director and Officer Insurance: Rubicon shall use commercially reasonable efforts to purchase and maintain a Directors and Officers

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liability insurance policy on terms and conditions deemed acceptable by the Board of Directors, acting in good faith, which policy shall cover Mangiapane at all times during his employment Term, including any Renewal Term(s). Such liability insurance shall be at a value of a minimum of One Million dollars ($1,000,000).

4.5

Business Expense: Mangiapane shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Rubicon, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities. Additionally, Mangiapane shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Mangiapane in performing Mangiapane’s duties and obligations under this Agreement. Rubicon shall reimburse Mangiapane for such expenses on a monthly basis, upon submission by Mangiapane of appropriate receipts, vouchers or other documents in accordance with Rubicon’s policy.

4.6

Automobile Expenses: Rubicon shall provide Mangiapane with an automobile allowance in the amount of $1,000.00 per month, for payment of expenses relating to Mangiapane’s operation and use of an automobile in the course of performing duties and obligations under this Agreement.

4.7

Cellular Telephone: Rubicon shall provide Mangiapane with a cellular telephone for use on Rubicon’s business and Rubicon shall be responsible for all costs and expenses incurred in connection with the operation and use of such cellular telephone, including but not limited to, monthly service charges and maintenance; provided, however, that Rubicon shall not be responsible for costs and expenses incurred for personal use of Mangiapane.

4.8

Assistance: Rubicon shall furnish Mangiapane with an office, together with a portable computer and office equipment and such other facilities and services as are deemed by the Board of Directors of Rubicon to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement. Rubicon shall also provide Mangiapane with the necessary communications and computer gear, and related communications service cost and computer supplies, to support a working home office; provided, however, that this Section 4.5 shall in no way be construed to obligate Rubicon to provide Mangiapane with office furnishings for such working home office or to reimburse Mangiapane for home office use unless a separate written agreement is entered into between Rubicon and Mangiapane.

4.9	Vacation: Mangiapane shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of three (3) weeks

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during which time Mangiapane’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with Rubicon’s policy as established by Rubicon from time to time. Mangiapane may take the vacation periods at any time during the year as long as Mangiapane schedules time off as to not create hardship on Rubicon. In addition, Mangiapane shall have such other days off as shall be determined by Rubicon and shall be entitled to paid sick leave and paid holidays in accordance with Rubicon’s policy.

5.	DUTIES/SERVICE

5.1

Position: Mangiapane is employed as Chief Executive Officer and a nominated Member of the Board of Directors and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Rubicon.

5.2

Place of Employment: The place of Mangiapane’s employment and the performance of Mangiapane’s duties will be at Rubicon’s corporate headquarters and at Mangiapane’s home office or at such location as agreed upon by Rubicon and Mangiapane.

5.3

Extent of Services: Mangiapane shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Rubicon. The precise services of Mangiapane may be extended or curtailed, from time to time at the discretion of Rubicon, and Mangiapane agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Rubicon. However, Rubicon shall not materially alter Mangiapane’s title, duties, obligations or responsibilities or transfer Mangiapane outside of the Orange County, California area without Mangiapane’s prior written consent.

5.3.1      Except as otherwise agreed by Rubicon and Mangiapane in writing, it is expressly understood and agreed that Mangiapane’s employment is fulltime and of a critical nature to the success of Rubicon and is therefore exclusive. Mangiapane may not be employed by other entities, except for subsidiaries of Rubicon, or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. Rubicon acknowledges that Mangiapane presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with Rubicon or interfere with the performance of Mangiapane’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of

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Directors. Unless otherwise agreed by Rubicon and Mangiapane in writing, employment of Mangiapane at less than full time shall not affect the five (5) year exercise term for the Option Shares granted pursuant to this Agreement.

5.3.2      Additionally, Rubicon recognizes that Mangiapane has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with Rubicon in the reasonable judgment of the Board of Directors. Rubicon recognizes that such equity positions may occasionally require some limited attention from Mangiapane during normal business hours. However, Mangiapane agrees that if such time is considered excessive by the Board of Directors, Mangiapane shall be so advised and noticed by Rubicon and Mangiapane shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.

TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Mangiapane’s resignation, death or permanent disability or incapacity; or (b) by Rubicon at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1

BY RESIGNATION. If Mangiapane resigns with “Good Reason” (as defined below), this Agreement shall terminate but: (a) Mangiapane shall continue to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A and Mangiapane’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect; and (b) all of Mangiapane’s “Option Shares” (as such term is defined in this Agreement) shall remain exercisable by Mangiapane for the entire five (5) year term. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Mangiapane of duties substantially and materially inconsistent with the position and nature of Mangiapane’s employment, the substantial and material reduction of the duties of Mangiapane which is inconsistent with the position and nature of Mangiapane’s employment, or the change of Mangiapane’s title indicating a substantial and material change in the position and nature of Mangiapane’s employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Mangiapane’s compensation and benefits without Mangiapane’s written consent; (iii) the failure by Rubicon to obtain from any successor, an agreement to assume and perform this Agreement; or (iv) a corporate “Change In Control” (as defined below). For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Rubicon’s outstanding securities are

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transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Rubicon’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Rubicon’s assets in complete liquidation or dissolution of Rubicon other than in connection with a transaction described in Section 6.1(1) above. If Mangiapane resigns without Good Reason, Mangiapane shall be entitled to receive Mangiapane’s Salary and Incentive Compensation only through the date of such resignation and Mangiapane’s Option Shares shall be deemed owned by Mangiapane.

6.2

BY REASON OF INCAPACITY OR DISABILITY: If Mangiapane becomes so incapacitated by reason of accident, illness, or other disability that Mangiapane is unable to carry on substantially all of the normal duties and obligations of Mangiapane under this Agreement for a continuous period of one-hundred-twenty (120) days (the “Incapacity Period”), this Agreement shall terminate but: (a) Mangiapane shall continue to receive, through the end of the fiscal year, Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) Mangiapane shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Mangiapane’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Mangiapane pursuant to any disability insurance policy proceeds; and (c) Mangiapane’s Option Shares shall be deemed owned by Mangiapane. For purposes of the foregoing, Mangiapane’s permanent disability or incapacity shall be determined in accordance with Rubicon’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Rubicon’s Board of Directors in its good faith judgment based upon Mangiapane’s inability to perform normal and reasonable duties and obligations.

6.3

BY REASON OF DEATH: If Mangiapane dies during the Term of this Agreement, Rubicon shall: (a) pay to the estate of Mangiapane, through the end of the fiscal year, Mangiapane’s Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Mangiapane, for a period of six (6) months beginning on the date of death (the “Extended Period”), Mangiapane’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect; and (c) Mangiapane’s Option Shares shall be deemed owned by Mangiapane. Other death benefits will be determined in accordance with the terms of Rubicon’s benefit plans and programs.

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6.4

FOR CAUSE. If the Term of this Agreement is terminated by Rubicon for Cause: (a) Mangiapane shall be entitled to receive Mangiapane’s Salary and Incentive Compensation only through the date of termination; and (b) Mangiapane’s Option Shares shall be deemed owned by Mangiapane. However, if a dispute arises between Rubicon and Mangiapane that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Rubicon shall have the option to pay Mangiapane the lump sum of six (6) months base of Mangiapane’s Salary at the time of termination (the “Severance Payment”) rather than Mangiapane’s Salary and Incentive Compensation through the date of termination, and Mangiapane’s Option Shares shall continue to be deemed owned by Mangiapane. Such determination to pay the Severance Payment in lieu of Mangiapane’s Salary and Incentive Compensation shall be made in the reasonable judgment of the Board of Directors. If Rubicon elects to make a payment to Mangiapane of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Mangiapane’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) an adjudication of Mangiapane’s fraud, theft or dishonesty with respect to Rubicon; (ii) Mangiapane’s conviction of a felony, a crime involving moral turpitude or other act causing material harm to Rubicon’s standing and reputation; (iii) Mangiapane’s continued material failure to perform Mangiapane’s duties to Rubicon after thirty (30) days’ written notice thereof to Mangiapane; or (iv) gross negligence or willful misconduct by Mangiapane with respect to Rubicon.

6.5

WITHOUT CAUSE. If, during the Term of this Agreement, Rubicon terminates Mangiapane’s employment without Cause: (a) Mangiapane shall be entitled to receive, through the end of the Term of this Agreement, Incentive Compensation in accordance with the terms and conditions of Addendum A, and Mangiapane’s Base Salary, payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect; and (b) all of Mangiapane’s Option Shares shall be deemed owned by Mangiapane. The payments provided by Sections 6.5 and 6.6 shall be Mangiapane’s complete and exclusive remedy for any termination without Cause.

6.6

EFFECT OF TERMINATION ON UNUSED VACATION TIME: Upon the termination of this Agreement for any reason whatsoever, Mangiapane shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

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7.	Trade Secrets and Confidentiality:

7.1

Nondisclosure. Without the prior written consent of Rubicon, Mangiapane shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Mangiapane’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Rubicon and/or its Affiliates, as hereinafter defined, it being the intent of Rubicon, with which intent Mangiapane hereby agrees, to restrict Mangiapane from disseminating or using any like information that is unpublished or not readily available to the general public.

7.1.1

Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Rubicon.

7.2

Return of Property. Upon the termination of this Agreement, Mangiapane shall deliver to Rubicon all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Rubicon or its Affiliates and their activities, business and customers.

7.3

Notice of Compelled Disclosure. If, at any time, Mangiapane becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Mangiapane shall provide Rubicon with prompt, prior written notice of such requirement so that Rubicon may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Rubicon waives compliance with the provisions hereof, Mangiapane agrees to furnish only that portion of the Confidential Information which Mangiapane is advised by written opinion of counsel is legally required and exercise Mangiapane’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Mangiapane shall not oppose action by Rubicon to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4

Assurance of Compliance. Mangiapane agrees to represent to Rubicon, in writing, at any time that Rubicon so request, that Mangiapane has complied with the provisions of this section, or any other section of this Agreement.

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8.

INDEMNIFICATION OF MANGIAPANE: Rubicon shall, to the maximum extent permitted by law, indemnify and hold Mangiapane harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Mangiapane’s employment by Rubicon. Further, Rubicon shall advance to Mangiapane any expense incurred in defending such proceeding to the maximum extent permitted by law.

9.

RETURN OF RUBICON PROPERTY: Mangiapane agrees that upon any termination of his employment, Mangiapane shall return to Rubicon within a reasonable time not to exceed two (2) weeks, any of Rubicon’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Rubicon with whom Mangiapane has had contact or done business.

10.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

11.

NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Rubicon:	Rubicon Financial Incorporated

19200 Von Karman, Suite 350

Irvine, CA 92612

Attn: Chairman of the Board

As to Mangiapane:	Joseph Mangiapane, Jr.
28002 Loretha Lane
Laguna Niguel, CA 92677

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 10.

12.	MISCELLANEOUS:

12.1

Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

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12.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

12.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

12.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

12.5

Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

12.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

12.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

12.8	Arbitration.

12.8.1

Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Mangiapane’s employment with Rubicon, including, without limitation (except as expressly excluded below in Section 11.8.2) any claims or disputes by Mangiapane against Rubicon, or by Rubicon against Mangiapane, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Rubicon; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Rubicon disciplinary action; any Rubicon decision regarding a Rubicon policy or practice, including but not limited to Mangiapane’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Clark County, Nevada before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

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12.8.2

The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Mangiapane for workers’ compensation benefits or for benefits under a Rubicon plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

12.8.3

This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Mangiapane’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Mangiapane’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Rubicon to provide Mangiapane with any type of progressive discipline.

12.9

Titles. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

12.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

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{SIGNATURE PAGE TO FOLLOW}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Rubicon:	Rubicon Financial Incorporated

a Delaware corporation

By:/s/ Terence Davis
Terence Davis, President

Mangiapane:

By:/s/ Joseph Mangiapane
Joseph Mangiapane, Jr.

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ADDENDUM A

EMPLOYEE INCENTIVE COMPENSATION PLAN

This Employee Incentive Compensation Agreement (this “Agreement”) is entered into this 1st day of January, 2007, by and between Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”), and Joseph Mangiapane, Jr. (“Mangiapane”), as follows:

WHEREAS, it is in the best interest of Rubicon and Mangiapane to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the parties hereby agree as follows:

1.	Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.
2.

Incentive Bonus. Incentive bonuses granted pursuant to this Agreement shall be paid annually, within ten (10) days of the completion of the annual independent audit of Rubicon. Such bonuses shall be based upon Rubicon’s “EBITBDA” (as defined below) and the cumulative scaled percentage set forth on Schedule 1, attached hereto and made a part hereof. The Incentive Bonus is limited to six (6) times Mangiapane’s base salary paid during the year.

3.

Definition of EBITBDA. The term “EBITBDA” as used herein, shall mean Rubicon’s net operating profits before taxes, interest, any other executive bonuses are paid, depreciation and amortization. EBITBDA shall be determined and certified by the independent public accountants regularly retained by Rubicon in accordance with generally accepted accounting principles and the determination of such independent accountants shall be final, binding and conclusive on the parties hereto. In making such determination, all gains or losses realized in the sale or other distribution of capital assets shall be excluded. Furthermore, any payment of dividends to shareholders and certain indirect corporate intercompany expense items shall also be excluded.

Rubicon may, from time to time, change, discontinue, sell or undertake any new operation and may take any and all other steps, which the Board of Directors of Rubicon, in its exclusive judgment, shall deem desirable for Rubicon. If any such action taken by Rubicon, or its Board of Directors, adversely affects the EBITBDA Mangiapane shall have no claim or recourse for or by reason of such action.

4.

Termination. Termination of employment with Rubicon, whether voluntary or involuntary, shall not affect any bonus earned but not paid. If employment is terminated, a proportionate share of any bonus earned shall be paid to Mangiapane on the next regular bonus payment date.

A-1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Rubicon:	Rubicon Financial Incorporated

a Delaware corporation

By:/s/ Terence Davis
Terence Davis, President

Mangiapane:

By:/s/ Joseph Mangiapane
Joseph Mangiapane, Jr.

A-2

Schedule 1

to Addendum A

Bonus Plan for Joseph Mangiapane, Jr.

EBITBDA	Bonus
$0 - $500,000	Up to $40,000.00

$500,001 - $1,000,000	$40,000 plus 6% of EBITBDA over $500,001

$1,000,001 - $2,000,000	$100,000 plus 7% of EBITBDA over $1,000,001

$2,000,001 - $3,000,000	$180,000 plus 8% of EBITBDA over $2,000,001

Over $3,000,001	$280,000 plus 9% of EBITBDA over $3,000,001

ADDENDUM B

Job Description for Joseph Mangiapane, Jr.

Job Title:	Chief Executive Officer
Department:	Executive
Reports To:	Board of Directors

SUMMARY

The Chief Executive Officer (“CEO”) has primary responsibility for planning, organizing, staffing, and operating Rubicon Financial Incorporated (“Rubicon”) toward its primary objectives, based on profit and return on capital, and is accountable to the Board of Directors for the results of performance of all employees.

The CEO is accountable for all corporate legal and fiduciary activities.

The CEO establishes and communicates the management style, corporate culture, business philosophy and ethical values by which Rubicon will operate.

The CEO manages and directs Rubicon by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

•

Plans the overall business strategy and goals of Rubicon that will assure a defined rate of return on stockholder investment and establishes objectives for each function to meet those goals, with the cooperation of the Board of Directors.

•	Plans, coordinates, and controls the daily operation of Rubicon through Rubicon’s managers.

•	Prepares and presents an annual business plan and budget, for Rubicon’s operations, to the Board of Directors.

•	Establishes current and long range goals, objectives, plans and policies, subject to approval by the Board of Directors.

•

Determines the appropriate organization structure and staffing responsibilities required to meet Rubicon’s objectives. Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

•	Meets with Rubicon’s executives to ensure that operations are being executed in accordance with the Rubicon’s policies.

•	Oversees the adequacy and soundness of the Rubicon’s financial structure.
•	Reviews operating results of Rubicon, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

B-1

•	Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

•	Establishes and maintains an effective system of communications throughout Rubicon.

•	Fulfills responsibility to the Board of Directors to inform or seek approval for significant matters such as financing, capital expenditures, and appointment of officers.

•	Ensures that Company business transactions are conducted in accordance with prevailing legal and regulatory requirements.

•	Reviews and determines approval of all recommendations for compensation of officers, managers and employees.

•	Presides over stockholders meetings.

•	Represents Rubicon with major customers, shareholders, the financial community, Security and Exchange Commission and the public.

•	Plans and develops industrial, labor, and public relations policies designed to improve company's image and relations with customers, employees, stockholders, and public.

•	Evaluates performance of executives for compliance with established policies and objectives of firm and contributions in attaining objectives.

 B-2

ADDENDUM C

Approved Non-Rubicon Financial Incorporated

Business Activity Exemptions

Description of Business Activity
1.	Equity– Advantage Investment Strategies, Inc. (NASD Licensed Broker/Dealer)

C-1